As filed with the Securities and Exchange Commission on August 4, 1998

                                                      Registration No. 333-_____

-===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    BUILDING MATERIALS CORPORATION OF AMERICA
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                             22-3276290
      (State or Other Jurisdiction of             (I.R.S. Employer
       Incorporation or Organization)             Identification No.)



                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470
                                  973-628-3000
               (Address, Including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)

                        BMCA PREFERRED STOCK OPTION PLAN
                              (Full Title of Plan)

                            RICHARD A. WEINBERG, ESQ.
                    BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470
                                 (973) 628-3520
                     (Name and Address, Including Zip Code,
        and Telephone Number, Including Area Code, of Agent For Service)

                                    Copy to:
                             STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                            TELEPHONE: (212) 310-8000
                            FACSIMILE: (212) 310-8007
                                 ---------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
  Title of Securities to be Registered       Amount to be        Proposed Maximum       Proposed Maximum          Amount of
                                              Registered        Offering Price Per     Aggregate Offering      Registration Fee
                                                                     Share(2)                 Price
-----------------------------------------------------------------------------------------------------------------------------------

Series A Cumulative Redeemable                100,000(1)               $100                $10,000,000              $2,950
Convertible Preferred Stock, par value
$.01 per share
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per       50,000(1)              N/A(2)                 N/A(2)                 N/A(2)
share                                                (3)
===================================================================================================================================




NYFS04...:\27\61127\0001\1759\FRM6308N.20D

================================================================================
(1) This Registration Statement also covers any additional preferred shares and common shares which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares and common shares.
(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933. In accordance with Rule 457(i), no fee is payable with respect to the Class A Common Stock.
(3) The number of shares of Class A Common Stock issuable upon the conversion of the Preferred Stock will fluctuate as the book value of the Preferred Stock fluctuates.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


            The documents containing the information specified in Part I of this Registration Statement and the statement of availability of information required by Item 2 of Form S-8 and information relating to the BMCA Preferred Stock Option Plan and the other information required by Item 2 of Form S-8 have previously been, or will be sent or given to participants in the BMCA Preferred Stock Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents have been filed with the Commission by Building Materials Corporation of America, a Delaware corporation (the "Company"), and are incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and

            (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1998.

            All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES.

            As of the date of this Registration Statement, the authorized capital stock of the Company consists of one million five hundred thousand (1,500,000) shares of all classes of stock: one million four hundred thousand (1,400,000) of which are designated as common stock, par value $.01 per share (the "Common Stock"), and one hundred thousand (100,000) shares of which are designated as preferred stock, par value $.01 per share (the "Preferred Stock"). The Common Stock is divided into two classes: one million three hundred thousand (1,300,000) shares of which are designated Class A Common Stock (the "Class A Common Stock") and 100,000 shares of which are designated Class B Common Stock (the "Class B Common Stock"). As of the date hereof 1,015,010 shares of Class A Common Stock and 15,000 shares of Class B Common Stock were outstanding and no shares of Preferred Stock were outstanding. The following description is a summary and is subject to and qualified in its entirety by reference to the provisions of the Certificate of Incorporation, as amended, filed as Exhibit 4.1 hereto.

COMMON STOCK

VOTING RIGHTS.

            Except as required by applicable law, each share of Class A Common Stock and Class B Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders. The authorized amount of shares of the Class A Common Stock and the Class B Common Stock may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the Class A Common Stock and holders of Class B Common Stock, respectively, entitled to vote thereon. Except as required by applicable law, holders of Class A Common Stock and holders of Class B Common Stock are not entitled to vote as a separate class.

DIVIDENDS.

            After requirements have been met with respect to payment of preferential dividends on Preferred Stock, the setting aside of sums as sinking funds or for redemption or purchase accounts, if any, holders of Class A Common Stock and holders of Class B Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors.

OTHER PROVISIONS.

            Holders of Class A Common Stock and holders of Class B Common Stock are not entitled to preemptive rights.


PREFERRED STOCK

DESIGNATION.

            The Company has designated 100,000 shares of Preferred Stock as Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock").

DIVIDENDS.

             Holders of Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors out of funds legally available therefor, cumulative cash dividend payments of $1.50 per share for each quarterly dividend period that such Series A Preferred Stock is outstanding. If a share of Series A Preferred Stock is not outstanding for a full quarterly dividend period, the dividend payment in respect of such partial quarterly dividend period shall be equal to $1.50 multiplied by a fraction, the numerator of which is the number of days such share was outstanding (but not more than 30 days for any calendar month occurring in such portion), and the denominator of which is 90. Dividends, if and to the extent declared, are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Dividends accrue on each share of Series A Preferred Stock from its date of issue and are fully cumulative. If dividends are not paid in full or not declared in full on the Series A Preferred Stock and on any stock ranking on a parity with the Series A Preferred Stock as to dividend payments, all dividends declared upon the Preferred Stock and any other such stock will be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other stock will bear to each other the same ratio that accumulated, unpaid dividends per share on the Series A Preferred Stock and such other stock will bear to each other. Except as provided in the preceding sentence, until full cumulative dividends on the Series A Preferred Stock have been paid or declared in full and sums set aside therefor, no dividends shall be declared or paid or set aside on any capital stock of the Company ranking on a parity with or junior to the Series A Preferred Stock, and no stock ranking junior to or on a parity with the Series A Preferred Stock may be purchased, redeemed or otherwise acquired by the Company (except in exchange for shares of the Company's stock ranking junior to the Series A Preferred Stock as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company or options, rights or warrants to acquire such shares); provided further that the Company may purchase outstanding shares of Common Stock and Series A Preferred Stock from the holders thereof in accordance with the terms of option agreements between the Company and employees of the Company or U. S. Intec, Inc. relating to the Series A Preferred Stock.

REDEMPTION.

            Series A Preferred Stock is redeemable at any time, in whole or in part, out of funds legally available therefor upon at least 30 days but not more than 60 days prior written notice at a price equal to the liquidation preference ($100 per share) plus accumulated but unpaid dividends to the date of redemption. If fewer than all Series A Preferred Stock are redeemed, the Board of Directors shall determine, in its sole discretion, which shares are to be redeemed. The Board of Directors is not required to redeem the Series A Preferred Stock on a pro rata basis.

VOTING RIGHTS.

            Holders of Series A Preferred Stock are entitled to one vote for each share of Preferred Stock held on all matters to be voted upon by the shareholders of the Company. Holders of Preferred Stock are not entitled to vote as a separate class, except as required by law.

CONVERSION.

            Holders of Series A Preferred Stock have the right, exercisable at any time, at their option to convert all or any portion of the Series A Preferred Stock into shares of Class A Common Stock at a conversion ratio equal to 100 divided by 115% of the Book Value (as defined in the Certificate of Designations of the Company relating to the Series A Preferred Stock) of the Series A Preferred Stock.


OTHER PROVISIONS.

            Holders of Series A Preferred Stock are not entitled to preemptive rights.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Mr. Richard A. Weinberg is rendering an opinion on certain legal matters with respect to the validity of the securities registered in this Registration Statement. Mr. Weinberg is Executive Vice President, Secretary and General Counsel of the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transactions from which a director derived an improper personal benefit. Article Seventh of the Company's Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.

            Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

            Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

            Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

            Article VIII of the Company's By-Laws states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

            Not Applicable.

ITEM 8.   EXHIBITS.


 EXHIBIT
 NUMBER                                      DESCRIPTION
 ------                                      -----------

 4.1  -      Certificate of Incorporation of the Company, as amended.

 4.2  -      BMCA Preferred Stock Option Plan.

  5   -      Opinion of Richard A. Weinberg, Esq.

23.1  -      Consent of Richard A. Weinberg, Esq. (included in Exhibit 5)

23.2  -      Consent of Arthur Andersen LLP


ITEM 9. UNDERTAKINGS.

      (c) The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, New Jersey, on this 3rd day of August 1998.



                                    BUILDING MATERIALS CORPORATION OF
                                    AMERICA


                                    By: /s/ James P. Rogers
                                       ------------------------------------
                                       Name: James P. Rogers
                                       Title:Executive  Vice President


             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                          Title                           Date
---------                          -----                           ----

/s/ Samuel J. Heyman
-----------------------------      Chairman and Chief             August 3, 1998
Samuel J. Heyman                   Executive Officer
                                   and Director (Principal
                                   Executive Officer

/s/ Sunil Kumar
-----------------------------      President and Chief            August 3, 1998
Sunil Kumar                        Operating Officer and
                                   Director


/s/ James P. Rogers
-----------------------------      Executive Vice President       August 3, 1998
James P. Rogers                    and Director


/s/ William C. Lang
-----------------------------      Senior Vice President and      August 3, 1998
William C. Lang                    Chief Financial Officer
                                   (Principal Financial and
                                   Accounting Officer)

                                 EXHIBIT INDEX
                                 -------------


 EXHIBIT
 NUMBER                                     DESCRIPTION
 ------                                     -----------


 4.1  -      Certificate of Incorporation of the Company, as amended.

 4.2  -      BMCA Preferred Stock Option Plan.

 5    -      Opinion of Richard A. Weinberg, Esq.

23.1  -      Consent of Richard A. Weinberg, Esq. (included in Exhibit 5)

23.2  -      Consent of Arthur Andersen LLP